Exhibit 4.3





                      EDUCATIONAL VIDEO CONFERENCING, INC.

                             STOCK OPTION AGREEMENT

               THIS AGREEMENT, made as of the 13th day of March, 1998, by EDUCATIONAL VIDEO CONFERENCING, INC., a Delaware Corporation (the "Company"), with James H. Mollitor (the "Holder"):

               The Company, desiring to afford an opportunity to the Holder to purchase certain shares of the Company's Common Stock, $.0001 par value (the "Common Stock"), to provide the Holder with an inducement to remain in the service of the Company, to enable the Holder to participate in the future success of the Company and to associate the interests of the Holder with those of the Company, hereby grants to Holder, and Holder hereby accepts, an option (the "Option") to purchase all or any part of 100,000 shares of Common Stock. The Option shall vest and become exercisable (provided the Holder is then an employee of the Company or a Related Entity, as defined below), as to the numbers of shares indicated below, on a cumulative basis, on the dates and at the exercise prices (the "Exercise Price") indicated:

                         Become Exercisable
No. of Shares            (Cumulatively)              Exercise Price

20,000                   March 13, 2000              $10.00

20,000                   March 13, 2002              $12.50

20,000                   March 13, 2004              $15.00

20,000                   March 13, 2006              $17.50

20,000                   March 13, 2008              $20.00



               1. a. This Agreement supersedes any and all other prior stock option agreements between the parties with respect to the Option. The Option shall continue in force through December 31, 2008 (the "Expiration Date"), unless sooner terminated as provided herein.

                  b. This Option is designated as a stock option that does not qualify as an incentive stock option pursuant to Section 422 of the Internal Revenue Code of 1986, as amended.

               2. a. If the Holder shall die and if the Option was otherwise exercisable immediately prior to the occurrence of such event, then such Option may be exercised as set forth herein by the person or persons to whom the Holder's rights under the Option pass by will or by the laws of decent and distribution, or if no such person has such right, by his executors or administrators, at any time prior to the Expiration Date.

                  b. In the event of a change in control of the Company, of the type that would be required to be described as a change in control of the company in a proxy or information

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statement  distributed  by the Company  pursuant to Section 14 of the Securities
Exchange Act of 1934, in response to Item 6(e) of Schedule 14A promulgated thereunder (if such Act applied to the Company), the Option will immediately become fully exercisable in accordance with the terms of the Agreement.

               3. a. The Holder may exercise the Option with respect to any whole number of shares less than the full number of shares subject to the Option. The Holder may exercise the Option by giving the Company written notice in the form annexed, as provided in paragraph 8 hereof, of such exercise. Such notice shall specify the number of shares as to which the Option is being exercised and shall be accompanied by payment in full by means of one or a combination of the following: (i) in cash, of an amount equal to the Exercise Price multiplied by the number of shares as to which the Option is being exercised (the "Purchase Price"); (ii) if permitted by the Company's Board of Directors (the "Board"), by surrender to the Company of a number of shares of Common Stock, or by allowing the Company to deduct a number of shares from the shares of Common Stock deliverable to the Holder upon exercise of the Option, having a fair market value, as determined by the Board on the date of the exercise (whose determination shall be final and conclusive), equal to the Purchase Price; or (iii) if the Holder is an employee of the Company or a Related Entity at the time of exercise, and if the Board permits, by interest bearing promissory note in an amount not to exceed 90% of the Purchase Price, such promissory note to be repaid in quarterly installments over a period not to exceed five years (the remaining 10% of such Purchase Price to be paid either in cash or by surrender or deduction of shares of Common Stock).

                  b. Prior to or concurrently with delivery by the Company to the Holder of a certificate(s) representing such shares, the Holder shall, upon notification of the amount due, pay promptly any amount necessary to satisfy applicable federal, state or local tax requirements. In the event such amount is not paid promptly, the Company shall have the right to apply from the purchase price paid any taxes required by law to be withheld by the Company with respect to such payment and the number of shares to be issued by the Company will be reduced accordingly.

               4. Notwithstanding any other provision of this Agreement, in the event of a change in the outstanding Common Stock of the Company by reason of a stock dividend, split-up, split-down, reverse split, recapitalization, merger, consolidation, combination or exchange of shares, spin-off, reorganization, liquidation or the like, then the aggregate number of shares subject to the Option and the Exercise Price shall be appropriately adjusted by the Board as the Board shall determine to be equitably required, its determination to be final and conclusive.

               5.  This  Option  shall,   during  the  Holder's   lifetime,   be
exercisable only by him, and neither this Option nor any right hereunder shall be transferable by him, by operation of law or

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otherwise, except by will or the laws of descent and distribution.  In the event of any attempt by the Holder to transfer, assign, pledge, hypothecate or otherwise dispose of this Option or of any right hereunder, except as provided for herein, or in the event of the levy or any attachment, execution or similar process upon the rights or interest hereby conferred, the Company may terminate this Option by notice to the Holder and it shall thereupon become null and void.

               6. Neither the Holder nor in the event of his death, any person entitled to exercise his rights, shall have any of the rights of a stockholder with respect to the shares subject to the Option until share certificates have been issued and registered in the name of the Holder or his estate, as the case may be.

               7. Nothing in this Agreement shall confer upon the Holder any right to continue in the employ or service of the Company or any entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company (a "Related Entity").

               8. Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of its Chief Financial Officer, at its principal executive offices and any notice to the Holder shall be addressed to him at his address now on file with the Company, or to such other address as either may last have designated to the other by notice as provided herein. Any notice so addressed shall bc deemed to be given upon receipt, if delivered by hand, receipt acknowledged, or on the second business day after mailing, by registered or certified mail, at a post office or branch post office within the United States.

               9. In the event that any question or controversy shall arise with respect to the nature, scope or extent of any one or more rights conferred by this Option, the determination by the Board (as constituted at the time of such determination) of the rights of the Holder shall be conclusive, final and binding upon the Holder and upon any other person who shall assert any right pursuant to this Option.


                                            EDUCATIONAL VIDEO CONFERENCING, INC.



                                            By: /s/ Dr. Arol I. Buntzman
                                                --------------------------------
                                                Name:  Dr. Arol I Buntzman
                                                Title: Chairman & CEO


ACCEPTED AND AGREED



/s/ James H. Mollitor
---------------------
James H. Mollitor



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